Exhibit 99.1

francesca’s® Reports Third Quarter Fiscal Year 2017 Financial Results

•	Net sales, comparable sales and diluted earnings per share were within guidance range
•	Net sales decreased 11% to $105.8 million and comparable sales decreased 18%
•	Diluted earnings per share were $0.01
•	Company revises full year guidance

HOUSTON, TEXAS — December 5, 2017 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported financial results for the third quarter ended October 28, 2017.

Steve Lawrence, President and CEO, stated, “While our third quarter was a challenging period, we took decisive steps to improve our positioning as we head into the holiday season and beyond. As we previously discussed, our sales results were impacted by merchandise missteps that impacted our business throughout the third quarter. Additionally, comparable sales results were impacted by an estimated 425 basis points from hurricanes Harvey and Irma. We have taken aggressive action to get us back on track by refocusing on our core consumer and delivering on our mission of surprising and delighting every guest, every time with a unique, trend-right assortment at a great value. We have seen business get progressively better as the new receipts have landed and November comparable sales have sequentially improved from our third quarter performance. That being said, we still have a lot of work ahead of us.

“Looking ahead, we remain focused on the initiatives that will be critical for our success in the long term. We have spent the better part of 2017 putting in place building blocks for our future with the infrastructure investments we have made. Growing our ecommerce business remains our number one long term focus and many of the things we have put in place this year will help us drive our online business now and in the future. We are also taking steps to rationalize our store fleet with a focus on openings in A and B malls and closings in C and D malls. We believe this strategy is aligned with our goal to be in the most relevant locations. Overall, we remain focused on taking steps to reinvigorate our merchandise assortments and making investments in our business that will drive sustainable profitable growth for the long term.”

THIRD QUARTER RESULTS

Net sales decreased 11% to $105.8 million from $119.5 million in the comparable prior year quarter. This decrease was due to an 18% decrease in comparable sales compared to a 7% increase in the comparable prior year period. Comparable sales decreased primarily due to a decline in boutique traffic and conversion rates as the back-to-school assortment did not resonate with guests. Additionally, Hurricanes Harvey and Irma negatively impacted comparable sales by approximately 425 basis points, mostly as a result of the supply chain disruption the Company experienced at its corporate offices located in Houston, Texas. These decreases were partially offset by the addition of 45 net new boutiques since the end of the third quarter last year and $1.5 million of additional gift card breakage income recognized during the quarter as a result of a change in the estimated period over which redemption of gift cards is considered remote. The Company opened 23 new boutiques and closed one boutique during the quarter, bringing the total count to 714 at the end of the quarter.

Gross profit, as a percent of net sales, decreased to 39.6% from 48.2% in the prior year quarter. This was due to a decrease in merchandise margin and deleveraging of occupancy costs. The decrease in merchandise margin was due to increased markdowns in order to sell-through our back-to-school assortment.

Selling, general and administrative expenses decreased 1% to $41.4 million from $41.9 million in the prior year quarter. This decrease was primarily due to a decrease in short- and long-term performance-based incentive expenses partially offset by increases in boutique and corporate payroll, software, professional fees and marketing expenses.

Income from operations was $0.5 million, or 0.4% of net sales, compared to $15.8 million, or 13.2% of net sales, in the prior year quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the third quarter were $19.0 million compared to $24.7 million at the end of the comparable prior year quarter. During the third quarter, the Company repurchased 0.5 million shares of its common stock at a total cost of $3.5 million.

The Company ended the quarter with $38.8 million of inventory on hand compared to $42.8 million at the end of the comparable prior year period. Average ending inventory per boutique decreased by 15% compared to the comparable prior year period as the Company continues to diligently control inventory through enhanced inventory management processes that began in the second quarter of 2016.

FOURTH QUARTER AND REVISED FISCAL YEAR 2017 GUIDANCE

For the fourth quarter ending February 3, 2018, net sales are expected to be in the range of $145 million to $150 million; assuming a decrease of 9% to 12% in comparable sales compared to flat comparable sales in the prior year. The Company plans to open nine new boutiques during the fourth quarter. Diluted earnings per share for the fourth quarter are expected to be in the range of $0.35 to $0.40 compared to $0.39 in the prior year.

For the fiscal year ending February 3, 2018, net sales are now expected to be in the range of $478 million to $483 million; assuming a decrease of 9% to 10% in comparable sales compared to the prior year increase of 2%. The Company expects to open 60 boutiques and close eight boutiques in fiscal year 2017, compared to 64 new boutiques opened and nine boutiques closed in fiscal year 2016. Diluted earnings per share are now expected to be in the range of $0.67 to $0.72 compared to the prior year of $1.09. The number of average diluted shares for the full year assumed in guidance is 36.3 million shares. The effective tax rate is estimated to be 38.7%.

Capital expenditures for fiscal year 2017 are expected to be in the range of $30 million to $33 million.

Conference Call Information

A conference call to discuss the third quarter results is scheduled for December 5, 2017, at 8:30 a.m. ET. A live webcast of the conference call will be available in the investor relations section of the Company’s website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until December 12, 2017. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 6325605. A replay of the webcast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve our business model; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce business; our ability to successfully open and operate new boutiques each year; our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth and our ability to successfully integrate our new Chief Merchant. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 28, 2017 filed with the Securities and Exchange Commission on March 22, 2017 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates approximately 714 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:
ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	October 28, 2017		October 29, 2016		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$105,791	100.0%	$119,470	100.0%	$(13,679)	(11)%	-
Cost of goods sold and occupancy costs	63,931	60.4%	61,843	51.8%	2,088	3%	860
Gross profit	41,860	39.6%	57,627	48.2%	(15,767)	(27)%	(860)
Selling, general and administrative expenses	41,405	39.1%	41,872	35.0%	(467)	(1)%	410
Income from operations	455	0.4%	15,755	13.2%	(15,300)	(97)%	(1,280)
Interest expense	(109)	(0.1)%	(131)	(0.1)%	(22)	(17)%	-
Other income	88	0.1%	79	0.1%	9	11%	-
Income before income tax expense	434	0.4%	15,703	13.1%	(15,269)	(97)%	(1,270)
Income tax expense	195	0.2%	6,009	5.0%	(5,814)	(97)%	(480)
Net income	$239	0.2%	$9,694	8.1%	$(9,455)	(98)%	(790)

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.01	$0.26
Weighted average diluted share count	35,959	37,675

Comparable sales	(18)%	7%

	Thirty-Nine Weeks Ended
	October 28, 2017		October 29, 2016		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$333,187	100.0%	$340,843	100.0%	$(7,656)	(2)%	-
Cost of goods sold and occupancy costs	187,249	56.2%	180,149	52.9%	7,100	4%	330
Gross profit	145,938	43.8%	160,694	47.1%	(14,756)	(9)%	(330)
Selling, general and administrative expenses	126,338	37.9%	116,353	34.1%	9,985	9%	380
Income from operations	19,600	5.9%	44,341	13.0%	(24,741)	(56)%	(710)
Interest expense	(332)	(0.1)%	(353)	(0.1)%	(21)	(6)%	-
Other income	278	0.1%	118	0.0%	160	136%	10
Income before income tax expense	19,546	5.9%	44,106	12.9%	(24,560)	(56)%	(700)
Income tax expense	7,711	2.3%	16,740	4.9%	(9,029)	(54)%	(260)
Net income	$11,835	3.6%	$27,366	8.0%	$(15,531)	(57)%	(440)

(1)  Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.32	$0.70
Weighted average diluted share count	36,525	38,945

Comparable sales	(9)%	3%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amount)

	October 28, 2017	January 28, 2017	October 29, 2016
ASSETS

Current assets:
Cash and cash equivalents	$19,020	$53,202	$24,725
Accounts receivable	18,150	5,605	8,218
Inventories	38,824	23,958	42,774
Deferred income taxes	-	8,487	5,709
Prepaid expenses and other current assets	10,179	8,823	7,745
Total current assets	86,173	100,075	89,171
Property and equipment, net	85,710	80,484	82,992
Deferred income taxes	15,577	6,978	4,425
Other assets, net	3,794	2,056	1,370
TOTAL ASSETS	$191,254	$189,593	$177,958

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$28,239	$9,205	$16,550
Accrued liabilities	12,848	25,761	16,629
Total current liabilities	41,087	34,966	33,179
Landlord incentives and deferred rent	38,327	38,092	38,821
Total liabilities	79,414	73,058	72,000

Commitments and contingencies

Stockholders’ equity:
Common stock - $0.01 par value, 80.0 million shares authorized; 46.4 million, 46.1 million and 46.1 million shares issued at October 28, 2017, January 28, 2017 and October 29, 2016, respectively.	464	461	461
Additional paid-in capital	111,065	109,008	107,908
Retained earnings	155,319	143,557	128,922
Treasury stock, at cost – 10.2 million, 8.5 million and 8.3 million shares at October 28, 2017, January 28, 2017 and October 29, 2016, respectively.	(155,008)	(136,491)	(131,333)
Total stockholders’ equity	111,840	116,535	105,958
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$191,254	$189,593	$177,958

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016
Cash Flows Provided by Operating Activities:
Net income	$11,835	$27,366
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,749	14,415
Stock-based compensation expense	2,082	18
Excess tax benefit from stock-based compensation	-	(2)
Loss on disposal of assets	565	265
Deferred income taxes	(65)	(81)
Impairment charges	100	66
Changes in operating assets and liabilities:
Accounts receivable	(12,272)	1,364
Inventories	(14,866)	(11,233)
Prepaid expenses and other assets	(3,529)	(1,294)
Accounts payable	16,987	2,015
Accrued liabilities	(12,913)	301
Landlord incentives and deferred rent	235	2,269
Net cash provided by operating activities	3,908	35,469

Cash Flows Used in Investing Activities:
Purchases of property and equipment	(19,121)	(18,666)
Other	-	8
Net cash used in investing activities	(19,121)	(18,658)

Cash Flows Used in Financing Activities:
Repurchases of common stock	(18,827)	(48,715)
Taxes paid related to net share settlement of equity awards	(142)	-
Proceeds from the exercise of stock options	-	403
Excess tax benefit from stock-based compensation	-	2
Net cash used in financing activities	(18,969)	(48,310)

Net decrease in cash and cash equivalents	(34,182)	(31,499)
Cash and cash equivalents, beginning of year	53,202	56,224
Cash and cash equivalents, end of period	$19,020	$24,725

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$23,806	$13,014
Interest paid	$144	$143

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	October 28, 2017		October 29, 2016		Variance
	In Dollars	As a % of Net Sales	In Dollars	As a % of Net Sales	In Dollars	%
	(in thousands, except percentages)
Apparel(1)	$54,663	51.7%	$64,013	53.6%	$(9,350)	(15)%
Jewelry	22,826	21.6%	26,143	21.9%	(3,317)	(13)%
Accessories(1)	15,360	14.5%	17,346	14.5%	(1,986)	(11)%
Gifts	10,922	10.3%	11,638	9.7%	(716)	(6)%
Merchandise sales	103,771	98.1%	119,140	99.7%	(15,369)	(13)%
Other (2)	2,020	1.9%	330	0.3%	1,690	512%
	$105,791	100.0%	$119,470	100.0	$(13,679)	(11)%

(1)	In the first quarter of fiscal 2017, swimwear was reclassified out of accessories to apparel. To facilitate comparability, prior year amounts were reclassified.
(2)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2017	FY 2016	FY 2015
Q1	(5)%	2%	(2)%
Q2	(3)%	0%	(4)%
Q3	(18)%	7%	4%
Q4		0%	11%
Fiscal year		2%	3%

Boutique Count

	Thirty-Nine Weeks Ended October 28, 2017	Fiscal Year Ended January 28, 2017	Thirty-Nine Weeks Ended October 29, 2016
Number of boutiques open at the beginning of period	671	616	616
Boutiques opened	51	64	59
Boutiques closed	(8)	(9)	(6)
Number of boutiques open at the end of period	714	671	669